UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2015

SPEED COMMERCE, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	000-22982	41-1704319
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1303 E. Arapaho Road, Suite 200

Richardson, TX 75081

(Address of principal executive offices)

Registrant’s telephone number, including area code: (763) 535-8333

                                     Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 6, 2015, Speed Commerce, Inc. (the “Company”) received written notice (the “Notification Letter”) from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5450(a)(1) for continued listing on The Nasdaq Global Market. Nasdaq Listing Rule 5450(a)(1) requires listed securities to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of thirty (30) consecutive business days. Based on the closing bid price of the Company’s common stock for the thirty (30) consecutive business days prior to the date of the Notification Letter, the Company no longer meets the minimum bid price requirement.

The Notification Letter does not impact the Company’s listing on The Nasdaq Global Market at this time. The Notification Letter states that the Company has 180 calendar days, or until October 5, 2015, to regain compliance with Nasdaq Listing Rule 5450(a)(1). To regain compliance, the bid price of the Company’s common stock must have a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days. In the event that the Company does not regain compliance by October 5, 2015, the Company may be eligible for additional time to reach compliance with the minimum bid price requirement.

The Company is currently considering available options to resolve its compliance with the minimum bid price requirement and to regain compliance with Nasdaq’s Listing Rules. However, there can be no assurance that the Company will be able to do so.

On April 6, 2015, the Company also received correspondence from Nasdaq stating that the Company’s exchange of its Series D Preferred Stock for its Series C Preferred Stock, as disclosed in a Form 8-K filed by the Company on March 16, 2015, resolved a concern by Nasdaq that the Series C Preferred Stock provided voting rights to the holders that did not comply with Nasdaq Listing Rule 5640 with respect to voting rights. The Nasdaq correspondence states that the exchange resolves the issue and the matter is now closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SPEED COMMERCE, INC.

Dated: April 10, 2015	By:	/s/ Ryan F. Urness
Name: Ryan F. Urness Title: General Counsel and Secretary